                                                                    EXHIBIT 99.1

                                                          [NORTEL NETWORKS LOGO]

NEWS RELEASE


www.nortelnetworks.com



FOR IMMEDIATE RELEASE                      OCTOBER 18, 2001

For more information:

Investors:                                 Business media:
888-901-7286                               David Chamberlin
905-863-6049                               972-685-4648
investor@nortelnetworks.com                ddchamb@nortelnetworks.com

NORTEL NETWORKS REPORTS RESULTS FOR THIRD QUARTER 2001

o   REVENUES FROM CONTINUING OPERATIONS: US$3.7 BILLION

o   PRO FORMA NET LOSS(A) PER SHARE: US$0.68; BEFORE INCREMENTAL CHARGES:
    US$0.27

o   NET LOSS FROM CONTINUING OPERATIONS: US$3.5 BILLION

o   POSITIVE OPERATING CASHFLOW CONTRIBUTES TO INCREASE IN CASH TO
    US$3.4 BILLION

TORONTO - Nortel Networks* Corporation(b) [NYSE/TSE: NT] today reported results for the third quarter and first nine months of 2001 prepared in accordance with US generally accepted accounting principles.

Revenues from continuing operations were US$3.69 billion for the third quarter of 2001 compared to US$6.73 billion in the same period in 2000. Pro forma net loss from continuing operations(a) for the third quarter of 2001, excluding incremental provisions and other charges, was US$854 million or US$0.27 per common share. Including the incremental provisions and other charges, pro forma net loss from continuing operations(a) for the third quarter of 2001 was US$2.18 billion, or US$0.68 per common share, compared to pro forma net earnings of US$597 million, or US$0.19 per common share on a diluted basis, for the same period in 2000.

In the quarter, incremental charges included in the pro forma net loss from continuing operations(a) were comprised of: US$750 million (pre-tax) for excess and obsolete inventory, primarily related to Optical Inter-City; US$767 million (pre-tax) for increased provisions related to trade receivables and customer financing; and US$380 million (pre-tax) primarily related to charges associated with certain third party investments. The Company also recorded: a US$801 million (pre-tax) charge for restructuring associated with the completion of the workforce reductions and facilities closures announced in June 2001; and a US$223 million (pre-tax) charge primarily related to the approximately 50 percent reduction in manufacturing capacity of its Photonics Components business.

                                     -more-

Including Acquisition Related Costs(a), stock option compensation from acquisitions and divestitures, and one-time gains and charges, Nortel Networks recorded a net loss from continuing operations in the third quarter of 2001 of US$3.47 billion or US$1.08 per common share.

"Revenues for the quarter reflected the challenges presented as the telecom industry adjusted to new levels of spending," said John Roth, president and chief executive officer Nortel Networks. "Our bottom line results reflected the impact of actions we have taken to adjust to the new business levels. During the third quarter of 2001, Nortel Networks continued to aggressively implement its work plan to reduce its cost structure and streamline operations. The Company is in the final stages of implementing a cost structure to drive break even at a quarterly revenue level well below US$4 billion. The structure is expected to be in place in the first quarter of 2002."

Frank Dunn, the Company's new president and chief executive officer effective November 1, 2001, said, "Nortel Networks is focusing its investments and its organization to drive continued leadership across three businesses: Metro Networks, which encompasses metro optical networking, IP networking, IP services and voice over IP solutions for service providers and enterprises; Wireless Networks; and Optical Long Haul Networks. In the quarter, our product programs continued to advance as we focused on building on our industry-leading portfolio of solutions. We also continued to work with our customers to help them plan and deploy the solutions that will position them to drive reductions in their cost of operations and enable them to take advantage of opportunities for new revenue streams. Some key milestones over the past 120 days included:

     o the First North American ILEC began the circuit to packet transition with the deployment of our carrier-grade softswitch;

     o   Announced Metro DWDM wins in the United States, Europe and Japan;

     o Announced Multiservice backbone awards (ATM, IP, MPLS) in China, Germany and Asia;

     o Continued progress on 3G Wireless Internet infrastructure deployments and completed the first commercial UMTS test calls and the first CDMA2000 1X mobile IP call;

     o Introduced advances in IP solutions, including an integrated Layer 4-7 content switching capability on our Layer 2-3 Edge Switch Router; and

     o Completed hardware design, significantly advanced software integration and began production of OPTera* Connect HDX solution."

                                     -more-

As announced on October 2, 2001, the Company expects to have an overall workforce of approximately 45,000 after the completion of its work plan. Notifications to employees impacted by workforce reductions are expected to be substantially completed by the end of October 2001. A workforce reduction and related charge will be recorded in the fourth quarter of 2001. Over the next few quarters, the Company also expects to continue to divest non-core businesses in accordance with its work plan. The number of positions which will be impacted by this divesture activity (including the impact of divestures announced or completed to date) is expected to ultimately approach 10,000 positions.

Commenting on cash management in the quarter, Frank Dunn said, "We are extremely pleased with the results that have been generated from our focus on cash management, which drove a significant improvement in cash and contributed to positive cashflow from operations. In addition, the Company further increased its financial flexibility by completing a highly successful US$1.8 billion convertible debt issue which, combined with positive operating cash performance from continuing operations and a significant reduction in short term debt, has significantly enhanced our strong liquidity position. Given the industry correction and actions we have taken over the last two quarters, Nortel Networks balance sheet is well positioned."

"While we believe we are beginning to see early indications that capital spending by service providers is approaching sustainable levels, it still remains difficult to predict. In light of this and the uncertainty regarding the potential impacts of events taking place in the wake of the September 11, 2001 tragedies and their effect on economies and businesses around the world, we are not providing guidance for the fourth quarter of 2001 or the full year 2002 at this time," concluded Dunn.

REVENUE BREAKDOWN FROM CONTINUING OPERATIONS
NETWORK INFRASTRUCTURE revenues decreased 48 percent in the third quarter of 2001 compared to the third quarter of 2000. Wireless Internet solutions grew substantially in Canada and slightly in Asia, which was more than offset by a considerable decline in Latin America, a slight decline in the United States and a decline in Europe. Optical Inter-city revenues were down sharply in the United States, Europe and Latin America, minimally offset by growth in Asia. Local Internet revenues were down substantially in the United States, Europe, Canada and Latin America, which were minimally offset by an increase in Asia.

PHOTONIC COMPONENTS segment revenues were down 93 percent in the third quarter compared to the same period last year. The sharp decline in the segment was largely due to considerably lower sales of Nortel Networks Optical Inter-city solutions compared to the third quarter of 2000.

                                     -more-

OTHER revenues declined 29 percent in the third quarter compared to the same period last year. Substantial growth in Global Professional Services in Europe and Asia, and strong growth in the United States, was more than offset by considerable declines in legacy voice solutions for corporations across all regions and wireless OEM revenues in most regions.

Commensurate with its announcement on October 2, 2001 to align its resources around three businesses (Metro Networks, Wireless Networks and Optical Long Haul Networks), Nortel Networks will evolve its financial reporting to reflect the new organization beginning in the fourth quarter of 2001.

GEOGRAPHIC REVENUES for the third quarter of 2001 compared to the same period in 2000 decreased 54 percent in the United States, 53 percent in Canada and 30 percent outside the United States and Canada.


NINE-MONTH RESULTS
FOR THE FIRST NINE MONTHS OF 2001, revenues from continuing operations were US$14.06 billion compared to US$19.75 billion for the same period in 2000. Pro forma net loss from continuing operations(a) for the first nine months of 2001 was US$4.01 billion, or US$1.26 per common share, compared to pro forma net earnings of US$1.57 billion, or US$0.51 per common share on a diluted basis, for the same period in 2000. Including the net loss from discontinued access solutions operations, Acquisition Related Costs(a), stock option compensation from acquisitions and divestitures, one-time gains and charges, and the write down of intangible assets, Nortel Networks recorded a net loss of US$25.48 billion, or US$8.01 per common share, for the first nine months of 2001.

SPENDING MANAGEMENT
The Company continued to make rapid progress to reduce its cost structure. Compared to the Company's year-end 2000 cost structure, exclusive of incremental provisions and charges, the Company's cost structure at the end of the third quarter of 2001 is lower by approximately US$1 billion.

GROSS MARGIN
Gross margin for the third quarter of 2001 was approximately 1 percent reflecting incremental charges of approximately US$750 million related to excess and obsolete inventory resulting from the expected decrease in sales due to the continued downturn in the market. Excluding the impact of these incremental and other contract-related charges, gross margin for the third quarter of 2001 was approximately 25 percent, compared to approximately 26 percent in the second quarter of 2001.

                                     -more-

EXPENSES
SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") expenses in the third quarter of 2001 were US$1.92 billion. The continued impact of the market adjustments and further decline in some of our of customers' financial condition resulted in incremental provisions of US$767 million in the quarter related to customer receivables and financings. Excluding the incremental provisions in both periods, SG&A expenses in the third quarter of 2001, compared to second quarter of 2001, were down by approximately US$190 million.

RESEARCH AND DEVELOPMENT ("R&D") expenses were US$808 million in the third quarter of 2001. The R&D expenses in the quarter reflected focused investments to drive continued market leadership in our core businesses and the elimination of spending in all other areas. Compared to the second quarter of 2001, R&D expenses in the third quarter of 2001 were down by approximately US$100 million, reflecting the impact of restructuring and streamlining operations.

The financial results of Nortel Networks Limited(b) ("NNL"), Nortel Networks Corporation's principal operating subsidiary, are fully consolidated into Nortel Networks results. NNL has preferred shares which are publicly traded in Canada. For the third quarter of 2001, NNL took a restructuring charge of US$793 million (pre-tax) associated with the completion of workforce reductions and the closure of certain facilities related to business streamlining; and recorded US$207 million (pre-tax) primarily related to the approximately 50 percent reduction in manufacturing capacity of the Photonics Components business. All such amounts are included in the consolidated Nortel Networks amounts described above.

Nortel Networks is a global leader in networking and communications solutions and infrastructure for service providers and corporations. The Company is at the forefront of transforming how the world communicates, exchanges information and profits from the high-performance Internet through capabilities spanning Metro Networks, Wireless Networks and Optical Long Haul Networks. Nortel Networks does business in more than 150 countries and can be found on the Web at www.nortelnetworks.com.


                                     -more-

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the severity and duration of the industry adjustment; the sufficiency of our restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; fluctuations in operating results and general industry, economic and market conditions and growth rates; the ability to recruit and retain qualified employees; fluctuations in cash flow, the level of outstanding debt and debt ratings; the ability to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; the dependence on new product development; the uncertainties of the Internet; the impact of the credit risks of our customers and the impact of increased provision of customer financing and commitments; stock market volatility; the entrance into an increased number of supply, turnkey, and outsourcing contracts which contain delivery, installation, and performance provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the ability to obtain timely, adequate and reasonably priced component parts from suppliers and internal manufacturing capacity; the future success of our strategic alliances; and the adverse resolution of litigation. For additional information with respect to certain of these and other factors, see the reports filed by Nortel Networks Corporation and Nortel Networks Limited with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks Corporation and Nortel Networks Limited disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(a) Pro forma net earnings/loss from continuing operations is defined as reported net loss from continuing operations before "Acquisition Related Costs" (in-process research and development expense, and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998), stock option compensation from acquisitions and divestitures, and one-time gains and charges.

(b) On May 1, 2000, Nortel Networks Corporation acquired all of the outstanding common shares of Nortel Networks Limited (formerly called Nortel Networks Corporation) by way of a Canadian court-approved plan of arrangement. Nortel Networks Limited has preferred shares outstanding, which are publicly traded in Canada. Nortel Networks Limited's financial results have been consolidated into the results reported for Nortel Networks Corporation.


Nortel Networks will host a teleconference/audio webcast to discuss Q3 Results.

TIME:   5:00 p.m. - 6:00 p.m. EDT on Thursday, October 18, 2001

To participate, please call the following at least 15 minutes prior to the start of the event

Teleconference:                             Webcast:
North America:       888-363-8644           http://www.nortelnetworks.com/3q2001
International:       212-231-6044

Replay:
(Available one hour after the conference until 5:00 p.m. EDT, Oct 28, 2001)
North America:       800-633-8625                   Passcode: 18244243#
International:       416-626-4100                   Passcode: 18244243#
Webcast:             http://www.nortelnetworks.com/3q2001

                                      -end-

*Nortel Networks, the Nortel Networks logo, the Globemark and OPTera are trademarks of Nortel Networks.

                                                                       U.S. GAAP

                           NORTEL NETWORKS CORPORATION
                      CONSOLIDATED RESULTS (UNAUDITED)(1)
              (MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)


                                                                          FOR THE THREE MONTHS ENDED                   PRO FORMA
                                                               09/30/01      09/30/00     09/30/01     09/30/00         % CHANGE
                                                               --------      --------    ---------    ---------        ---------
                                                               Reported      Reported    Pro forma    Pro forma
                                                                                            A            B
Revenues                                                        $ 3,694      $  6,726     $ 3,694      $  6,726          (45%)
Cost of revenues                                                  3,673         3,617       3,673         3,617            2%
                                                                -------      --------     -------      --------
Gross profit                                                         21         3,109          21         3,109          (99%)
Selling, general and administrative expense                       1,919         1,309       1,919         1,309           47%
Research and development expense                                    808           917         808           917          (12%)
In-process research and development expense                          --            22          --            --
Amortization of intangibles
  Acquired technology                                               185           217          --            --
  Goodwill                                                          454         1,028           8            13
Stock option compensation from acquisitions and divestitures         32            31          --            --
Special charges                                                   1,024            --          --            --
Gain on sale of businesses                                          (45)           --          --            --
                                                                -------      --------     -------      --------
                                                                 (4,356)         (415)     (2,714)          870
Equity in net loss of associated companies                           (6)          (16)         (6)           (1)
Other income (expense) - net                                       (318)          200        (318)           31
Interest expense
  Long-term debt                                                    (54)          (22)        (54)          (22)
  Other                                                             (23)          (17)        (23)          (17)
                                                                -------      --------     -------      --------
Earnings (loss) before income taxes                              (4,757)         (270)     (3,115)          861         (462%)
Income tax recovery (provision)                                   1,289          (237)        933          (264)
                                                                -------      --------     -------      --------
Net earnings (loss) from continuing operations                   (3,468)         (507)     (2,182)          597
Net loss from discontinued operations (net of tax)(2)                --           (79)         --            --
                                                                -------      --------     -------      --------
Net earnings (loss)                                             $(3,468)     $   (586)    $(2,182)     $    597         (465%)
                                                                =======      ========     =======      ========
Basic earnings (loss) per common share
  From continuing operations                                    $ (1.08)     $  (0.17)    $ (0.68)     $   0.20
  From discontinued operations                                       --         (0.03)        N/A           N/A
                                                                -------      --------     -------      --------
                                                                $ (1.08)     $  (0.20)    $ (0.68)     $   0.20         (440%)
                                                                =======      ========     =======      ========
Diluted earnings (loss) per common share(3)
  From continuing operations                                    $ (1.08)     $  (0.17)    $ (0.68)     $   0.19
  From discontinued operations                                       --         (0.03)        N/A           N/A
                                                                -------      --------     -------      --------
                                                                $ (1.08)     $  (0.20)    $ (0.68)     $   0.19         (458%)
                                                                =======      ========     =======      ========

Dividends declared per common share                             $    --      $0.01875     $    --      $0.01875

Effective tax rate(4)                                               N/A           N/A        30.0%        30.4%

Weighted average number of common shares outstanding
 (in millions)
        - basic                                                   3,203         2,991       3,203        2,991
        - diluted(3)                                              3,203         2,991       3,203        3,172

(1) These unaudited consolidated results for the three months ended September 30, 2001 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months ended September 30, 2001.

(2) Reported results for the three months ended September 30, 2000 is net of an applicable income tax recovery of $12.

(3) As a result of the reported net losses for the three months ended September 30, 2001 and 2000, and the pro forma net loss for the three months ended September 30, 2001, approximately 101, 181, and 101, respectively, of potentially dilutive securities (in millions) have not been included in the calculation of diluted loss per common share for the periods presented because to do so would have been anti-dilutive.

(4) Excludes the impact of after-tax charges associated with discontinued operations, Acquisition Related Costs (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998), stock option compensation from acquisitions and divestitures, and, where applicable, certain of the one-time gains and charges.

A - Excludes a total of $1,642 pre-tax ($1,286 after-tax) associated with Acquisition Related Costs, stock option compensation from acquisitions and divestitures, and one-time gains and charges. Acquisition Related Costs of $631 pre-tax ($558 after-tax) were primarily associated with the acquisitions of Bay Networks, Inc., Xros, Inc., Alteon WebSystems, Inc., and Clarify Inc. Stock option compensation from acquisitions and divestitures was $32. One-time gains were $45 pre-tax ($21 after-tax) and one-time charges were $1,024 pre-tax ($717 after-tax).

B - Excludes a total of $1,222 pre-tax ($1,183 after-tax) for discontinued operations, Acquisition Related Costs, stock option compensation from acquisitions and divestitures, and one-time gains.

                                                                       U.S. GAAP

                           NORTEL NETWORKS CORPORATION
                      CONSOLIDATED RESULTS (UNAUDITED)(1)
              (MILLIONS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                                                 FOR THE NINE MONTHS ENDED
                                                                     ------------------------------------------------     PRO FORMA
                                                                     09/30/01     09/30/00      09/30/01     09/30/00      % CHANGE
                                                                     --------     --------     ---------    ---------     ---------
                                                                     Reported     Reported     Pro forma    Pro forma
                                                                                                   A            B
Revenues.........................................................   $  14,055    $  19,750     $  14,055    $  19,750        (29%)
Cost of revenues.................................................      11,750       10,898        11,750       10,896          8%
                                                                    ---------    ---------     ---------    ---------
Gross profit.....................................................       2,305        8,852         2,305        8,854        (74%)

Selling, general and administrative expense......................       4,902        3,847         4,902        3,847         27%
Research and development expense.................................       2,661        2,616         2,661        2,616          2%
In-process research and development expense......................          15        1,012             -            -
Amortization of intangibles
  Acquired technology............................................         744          602             -            -
  Goodwill.......................................................       3,685        2,244            25           38
Stock option compensation from acquisitions and divestitures.....          91           98             -            -
Special charges..................................................      14,949          195             -            -
Gain on sale of businesses.......................................         (45)        (174)            -            -
                                                                    ---------    ---------     ---------    ---------
                                                                      (24,697)      (1,588)       (5,283)       2,353

Equity in net loss of associated companies.......................        (138)         (22)          (19)          (7)
Other income - net...............................................        (268)         775          (268)          93
Interest expense
  Long-term debt.................................................        (138)         (69)         (138)         (69)
  Other..........................................................         (82)         (49)          (82)         (49)
                                                                    ---------    ---------     ---------    ---------
Earnings (loss) before income taxes..............................     (25,323)        (953)       (5,790)       2,321       (349%)

Income tax recovery (provision)..................................        2,842        (853)         1,784        (750)
                                                                    ---------    ---------     ---------    ---------
Net earnings (loss) from continuing operations...................     (22,481)      (1,806)       (4,006)       1,571

Net loss from discontinued operations (net of taxes)(2)..........      (3,010)        (255)            -            -
                                                                    ---------    ---------     ---------    ---------
Net earnings (loss) before accounting change.....................     (25,491)      (2,061)       (4,006)       1,571
Cumulative effect of accounting change (net of taxes of $9)(3)...          15            -             -            -
                                                                    ---------    ---------     ---------    ---------
Net earnings (loss)..............................................   $ (25,476)   $  (2,061)    $  (4,006)   $   1,571       (355%)
                                                                    =========    =========     =========    =========
Basic earnings (loss) per common share:
  From continuing operations.....................................   $   (7.07)   $   (0.62)    $   (1.26)   $    0.54
  From discontinued operations...................................       (0.94)       (0.09)          N/A          N/A
                                                                    ---------    ---------     ---------    ---------
                                                                    $   (8.01)   $   (0.71)    $   (1.26)   $    0.54       (333%)
                                                                    =========    =========     =========    =========
Diluted earnings (loss) per common share(4)
  From continuing operations.....................................   $   (7.07)   $   (0.62)    $   (1.26)   $    0.51
  From discontinued operations...................................       (0.94)       (0.09)          N/A          N/A
                                                                    ---------    ---------     ---------    ---------
                                                                    $   (8.01)   $   (0.71)    $   (1.26)   $    0.51       (347%)
                                                                    =========    =========     =========    =========
Dividends declared per common share..............................   $ 0.03750    $ 0.05625     $ 0.03750    $ 0.05625

Effective tax rate(5)............................................         N/A          N/A          30.9%        32.0%

Weighted average number of common shares outstanding  (millions)
           - basic...............................................       3,181        2,907         3,181        2,907
           - diluted(4)..........................................       3,181        2,907         3,181        3,069

(1) These unaudited consolidated results for the nine months ended September 30, 2001 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months ended September 30, 2001.

(2) Reported results for the nine months ended September 30, 2001 and 2000 are net of applicable income tax recoveries of $723 and $46, respectively.

(3) Impact of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", and the corresponding amendments under SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 133"). The adoption of SFAS 133 did not affect either basic or diluted earnings (loss) per common share after giving effect to the accounting change.

(4) As a result of the reported net losses for the nine months ended September 30, 2001 and 2000, and the pro forma net loss for the nine months ended September 30, 2001, approximately 71, 162, and 71, respectively, of potentially dilutive securities (in millions) have not been included in the calculation of diluted loss per common share for the periods presented because to do so would have been anti-dilutive.

(5) Excludes the impact of after-tax charges associated with discontinued operations, Acquisition Related Costs (in-process research and development expense and the amortization of acquired technology and goodwill from all acquisitions subsequent to July 1998), stock option compensation from acquisitions and divestitures, and where applicable, certain of the one-time gains and charges.

A - Excludes a total of $23,242 pre-tax ($21,470 after-tax) associated with discontinued operations, Acquisition Related Costs, stock option compensation from acquisitions and divestitures, and one-time gains and charges. The loss from discontinued operations was $3,733 pre-tax ($3,010 after-tax). Acquisition Related Costs of $4,433 pre-tax ($4,164 after-tax) were primarily associated with the acquisitions of Bay Networks, Inc., Alteon WebSystems, Inc., Xros, Inc., Qtera Corporation, Clarify Inc., and the 980 nanometer pump-laser chip business. Stock option compensation from acquisitions and divestitures was $91. Cumulative effect of accounting change was a $24 pre-tax ($15 after-tax) gain. One-time gains were $45 pre-tax ($21 after-tax) and one-time charges were $15,054 pre-tax ($14,241 after-tax), primarily related to the write down of intangible assets of $12,486 pre-tax ($12,400 after-tax) and restructuring costs of $2,463 pre-tax ($1,748 after-tax). The write down of intangible assets primarily related to the goodwill associated with the acquisitions of Alteon WebSystems, Inc., the 980 nanometer pump-laser chip business, Xros, Inc., and Qtera Corporation.

B - Excludes a total of $3,575 pre-tax ($3,632 after-tax) associated with discontinued operations, Acquisition Related Costs, stock option compensation from acquisitions and divestitures, and one-time gains and charges.

The comparative financial statements results and financial results up to May 1, 2000 represent the financial results of Nortel Networks Limited, formerly known as Nortel Networks Corporation.

                          NORTEL NETWORKS CORPORATION                  U.S. GAAP
                         CONSOLIDATED BALANCE SHEETS(1)
                           (MILLIONS OF U.S. DOLLARS)

                                                                                          (UNAUDITED)     (UNAUDITED)    (AUDITED)
                                                                                         SEPTEMBER 30,      JUNE 30,    DECEMBER 31,
                                                                                             2001            2001          2000(2)
                                                                                         -------------    -----------   ------------
ASSETS
Current assets
  Cash and cash equivalents ...........................................................   $  3,355         $  1,929      $  1,644
  Accounts receivable (less provisions of - $684 at September 30, 2001; $528 at
    June 30, 2001; $363 at December 31, 2000) .........................................      3,859            5,587         7,275
  Inventories .........................................................................      1,991            2,633         3,827
  Income taxes recoverable ............................................................        667              576            --
  Deferred income taxes - net .........................................................      1,286              505           644
  Other current assets ................................................................        997            1,118         1,618
  Current assets of discontinued operations ...........................................      1,284            1,340         1,522
                                                                                          --------         --------      --------
Total current assets ..................................................................     13,439           13,688        16,530

Long-term receivables (less provisions of - $968 at September 30, 2001; $545 at
June 30, 2001; $383 at December 31, 2000) .............................................        549              855         1,117
Investments at cost and associated companies at equity ................................        237              464           773
Plant and equipment - net .............................................................      2,804            3,387         3,357
Intangible assets - net ...............................................................      4,023            4,685        17,958
Deferred income taxes - net ...........................................................      1,512            1,109           283
Other assets ..........................................................................        865              922           556
Long-term assets of discontinued operations ...........................................        412              393         1,606
                                                                                          --------         --------      --------
Total assets ..........................................................................   $ 23,841         $ 25,503      $ 42,180
                                                                                          ========         ========      ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Notes payable .......................................................................   $    647         $  1,731      $    315
  Trade and other accounts payable ....................................................      1,923            2,042         3,005
  Payroll and benefit-related liabilities .............................................        823              704           916
  Other accrued liabilities ...........................................................      5,586            4,531         3,885
  Income taxes payable ................................................................         --               --           306
  Long-term debt due within one year ..................................................         39               79           445
  Current liabilities of discontinued operations ......................................      1,257            1,422           186
                                                                                          --------         --------      --------
Total current liabilities .............................................................     10,275           10,509         9,058

Deferred income .......................................................................        120              129            93
Long-term debt ........................................................................      4,437            2,618         1,178
Deferred income taxes - net ...........................................................        626              489           874
Other liabilities .....................................................................      1,099            1,022         1,024
Minority interest in subsidiary companies .............................................        610              728           770
Long-term liabilities of discontinued operations ......................................         12               20            74
                                                                                          --------         --------      --------
                                                                                            17,179           15,515        13,071
                                                                                          --------         --------      --------

SHAREHOLDERS' EQUITY
Common shares, without par value - Authorized shares: unlimited; Issued and outstanding shares: 3,209,016,631 at September 30, 2001, 3,197,161,690 at June 30, 2001,
  and 3,095,772,260 at December 31, 2000 ..............................................     32,801           32,626        29,141
Additional paid-in capital ............................................................      3,372            3,402         3,636
Deferred stock option compensation ....................................................       (260)            (329)         (413)
Deficit ...............................................................................    (28,325)         (24,857)       (2,726)
Accumulated other comprehensive loss ..................................................       (926)            (854)         (529)
                                                                                          --------         --------      --------
Total shareholders' equity ............................................................      6,662            9,988        29,109
                                                                                          --------         --------      --------
Total liabilities and shareholders' equity ............................................   $ 23,841         $ 25,503      $ 42,180
                                                                                          ========         ========      ========


(1) The unaudited consolidated balance sheet as at September 30, 2001 is preliminary and is subject to change. Nortel Networks disclaims any intention or obligation to update or revise such balance sheet prior to the filing of its reported results for the three months ended September 30, 2001.

(2)  Restated for discontinued operations.

                           NORTEL NETWORKS CORPORATION
                      CONSOLIDATED RESULTS (UNAUDITED)(1)
                            SUPPLEMENTARY INFORMATION
                           (MILLIONS OF U.S. DOLLARS)


REVENUES FROM CONTINUING OPERATIONS

                                            THREE MONTHS ENDED                      NINE MONTHS ENDED
                                               SEPTEMBER 30,                            SEPTEMBER 30,
                                           --------------------                    ---------------------
By Segments:(2)                               2001        2000       % CHANGE        2001         2000        % CHANGE
                                           --------------------      --------      ---------------------      --------
Network Infrastructure.................... $  2,802     $ 5,360        (48%)       $ 10,917     $ 15,849        (31%)
Photonics Components .....................       45         674        (93%)            477        1,611        (70%)
Other ....................................      864       1,224        (29%)          2,951        3,575        (17%)
Intersegment adjustment...................      (17)       (532)                       (290)      (1,285)
                                           --------     -------                    --------     --------
Total ....................................    3,694       6,726                      14,055       19,750
                                           ========     =======                    ========     ========


                                            THREE MONTHS ENDED                      NINE MONTHS ENDED
                                               SEPTEMBER 30,                            SEPTEMBER 30,
                                           --------------------                    ---------------------
By Customer Solutions:(2)                    2001        2000       % CHANGE        2001         2000        % CHANGE
                                           --------------------      --------      ---------------------      --------
Optical inter-city .......................  $   350    $ 1,577         (78%)      $ 1,635      $ 4,800         (66%)
Local internet ...........................    1,198      2,413         (50%)        5,041        7,349         (31%)
Wireless internet ........................    1,254      1,370          (8%)        4,241        3,700          15%
Other(3) .................................      892      1,366         (35%)        3,138        3,901         (20%)
                                            -------    -------                    -------      -------
Total ....................................    3,694      6,726                     14,055       19,750
                                            =======    =======                    =======      =======


                                            THREE MONTHS ENDED                      NINE MONTHS ENDED
                                               SEPTEMBER 30,                            SEPTEMBER 30,
                                           --------------------                    ---------------------
By Geographic Regions:(4)                    2001        2000       % CHANGE        2001         2000        % CHANGE
                                           --------------------      --------      ---------------------      --------
United States ...........................   $ 1,761    $ 3,826         (54%)      $ 6,850       11,994         (43%)
Canada ..................................       183        389         (53%)          699        1,030         (32%)
Other countries..........................     1,750      2,511         (30%)        6,506        6,726          (3%)
                                            -------    -------                    -------      -------
Total ...................................     3,694      6,726                     14,055       19,750
                                            =======    =======                    =======      =======

(1) These unaudited consolidated results for the three months and nine months ended September 30, 2001 are preliminary and are subject to change. Nortel Networks disclaims any intention or obligation to update or revise these preliminary results prior to the filing of its reported results for the three months ended September 30, 2001.

(2) In response to the continued evolution of Nortel Networks customers, markets and solutions, Nortel Networks changed the way it manages its business to reflect a focus on providing seamless networking solutions and service capabilities to its customers. As a result, financial information by segment and customer solution has been restated and reported on a new basis commencing with the three months ended March 31, 2001.

(3) Other includes the external customer solutions revenues of $28 and $142 of the Photonics Components segment for the three months ended September 30, 2001 and 2000, respectively, and $187 and $326 for the nine months ended September 30, 2001 and 2000, respectively.

(4) Revenues are attributable to geographic regions based on the location of the customer.

The comparative financial statements results and financial results up to May 1, 2000 represent the financial results of Nortel Networks Limited, formerly known as Nortel Networks Corporation.